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                                                                                                        EXHIBIT 12
                         APPALACHIAN POWER COMPANY
      Computation of Consolidated Ratio of Earnings to Fixed Charges
                     (in thousands except ratio data)
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                                                                                                           Twelve
                                                                                                           Months
                                                                    Year Ended December 31,                Ended
                                                      1995       1996      1997      1998        1999      9/30/00
 Fixed Charges:
   Interest on First Mortgage Bonds. . . . . . . . $ 80,777   $ 82,082   $ 81,009  $ 72,057    $ 65,697    $ 58,033
   Interest on Other Long-term Debt. . . . . . . .   16,404     18,025     28,163    40,642      50,712      58,468
   Interest on Short-term Debt . . . . . . . . . .    5,119      3,639      4,569     4,245       5,959       8,176
   Miscellaneous Interest Charges. . . . . . . . .    5,323      7,327      6,857    11,470       8,212       5,142
   Estimated Interest Element in Lease Rentals . .    7,000      6,600      6,000     5,900       6,100       6,100
        Total Fixed Charges. . . . . . . . . . . . $114,623   $117,673   $126,598  $134,314    $136,680    $135,919

 Earnings:
   Net Income. . . . . . . . . . . . . . . . . . . $115,900   $133,689   $120,514  $ 93,330    $120,492    $157,488
   Plus Federal Income Taxes . . . . . . . . . . .   53,355     65,801     54,835    43,941      70,950      83,675
   Plus State Income Taxes . . . . . . . . . . . .    7,273     10,180      8,109     6,845       5,085       4,296
   Plus Fixed Charges (as above) . . . . . . . . .  114,623    117,673    126,598   134,314     136,680     135,919
        Total Earnings . . . . . . . . . . . . . . $291,151   $327,343   $310,056  $278,430    $333,207    $381,378

 Ratio of Earnings to Fixed Charges. . . . . . . .     2.54       2.78       2.44      2.07        2.43        2.80
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